Exhibit 99.1

Contact: Pam Scott

Red Lion Hotels Corporation

509-777-6393 (d)

509-570-4610 (c)

Pam.Scott@redlion.com

www.RedLion.com

Red Lion Hotels Completes Expansion

of its Credit Facility with Wells Fargo

SPOKANE, Wash., June 20, 2013 – Red Lion Hotels Corporation (NYSE: RLH) today announced the company has completed the expansion of its credit facility agreement with Wells Fargo Bank.

Under the secured facility, Red Lion Hotels obtained $45 million in a term loan with a 15-year amortization maturing in June 2018. Proceeds from the term loan were used to refinance approximately $38 million in maturing CMBS debt and pay expenses in connection with the transaction. The remainder will be used to invest in capital expenditures and for general corporate purposes.

Additionally, a $10 million two-year revolving line of credit is available under the facility. The company has pledged 19 Red Lion properties as collateral for the new agreement.

“Our improved balance sheet has led to more favorable terms with the signing of this expanded Wells Fargo credit facility,” said Julie Shiflett, Executive Vice President and Chief Financial Officer for Red Lion Hotels Corporation. “Now, we have more flexibility, including no penalties for prepayment. The extra funds obtained will allow us to take advantage of franchise growth opportunities and reinvest in our owned hotels to continue to improve upon the guest experience.”

“Since June 2011, Red Lion Hotels has reduced its debt by over $58 million and purchased $37 million of leased properties using proceeds from the sale of assets,” said Shiflett.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels located in ten states and one Canadian province. As of May 29, 2013, the company has 52 hotels system wide. The Red Lion Hotels and Red Lion Inn & Suites network is comprised of 51 hotels with 9,088 rooms and 471,687 square feet of meeting space. The Leo Hotel Collection is comprised of one hotel with 2,956 rooms and 220,000 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.

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